UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2013

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2013, Avista Corporation (Avista Corp. or the Company) entered into a term loan agreement with Union Bank, N.A., as administrative agent in the amount of $90.0 million and bearing an annual interest rate of 0.84 percent. The term loan agreement has an expiration date of August 14, 2016. The term loan agreement is secured by $90.0 million of non-transferable First Mortgage Bonds of the Company issued to Union Bank, N.A. Such First Mortgage Bonds would only become due and payable in the event, and then only to the extent, that the Company defaults on its obligations under the term loan agreement.

The term loan agreement contains customary covenants and default provisions, including a covenant not to permit the ratio of “consolidated total debt” to “consolidated total capitalization” of Avista Corporation to be greater than 65 percent at the end of any fiscal quarter.

In connection with the pricing of the term loan, we cash settled interest rate swap contracts and received total proceeds of $2.9 million, which will be amortized as a component of interest expense over the life of the debt.

The total net proceeds from the $90 million term loan agreement will be used to refinance $50 million in First Mortgage Bonds maturing in December 2013, to repay a portion of the borrowings outstanding under the Company's $400 million line of credit and for general corporate purposes.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description of Avista Corp.'s $90.0 million term loan agreement bearing interest of 0.84 percent due in 2016 under Item 1.01.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

4.1    Fifty-Fifth Supplemental Indenture, dated as of August 1, 2013.

10.1	Term Loan Agreement, dated as of August 14, 2013, among Avista Corporation and Union Bank, N.A., as Lender and Administrative Agent.

10.2	Bond Delivery Agreement, dated as of August 14, 2013, between Avista Corporation and Union Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	August 16, 2013	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer